EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES THIRD QUARTER 2008 EARNINGS
Third Quarter Highlights
•	Earnings totaled $34.7 million or $0.52 per diluted common share on average financing spreads of 1.74%

•	Declared and paid dividend of $0.55 per common share

•	Book value per common share ended the third quarter at $10.02

•	Maintained portfolio of agency-guaranteed residential ARM securities at $7.9 billion

•	Maintained portfolio leverage at approximately eight times long-term investment capital
     DALLAS – October 23, 2008 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $34,746,000 for the quarter ended September 30, 2008 compared to $36,728,000 for the second quarter of 2008. After considering preferred share dividends, the Company earned $0.52 per diluted common share for the third quarter of 2008 compared to $0.58 for the second quarter of 2008.
Third Quarter Earnings and Related Discussion
     Capstead’s third quarter 2008 earnings declined by $2.0 million from the second quarter of 2008 due primarily to lower net interest margins on the Company’s core investment portfolio of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. In July the Company projected average financing spreads (the difference between yields on the Company’s investments and rates charged on related borrowings) to decline by 20 basis points during the third quarter primarily as a result of lower yields on acquisitions and lower coupon interest rates on mortgage loans underlying the Company’s current-reset ARM securities that reset during the period. The actual decline of 31 basis points to an average of 174 basis points was exacerbated by the recent deterioration in the global credit markets, which began to increase borrowing costs late in the quarter.
     Portfolio yields averaged 5.00% during the third quarter of 2008 compared to 5.30% during the second quarter 2008 and were 5 basis points less than anticipated. Mortgage prepayments remained at favorable levels, averaging an annualized runoff rate of 19% during the current quarter compared to 20% during the second quarter of 2008, reflecting continuing difficulties in the residential mortgage lending markets. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset. Interest rates on related borrowings averaged 3.26% during the third quarter of 2008 compared to 3.25% during the second quarter of 2008 and were 6 basis points higher than anticipated.

     Acquisitions of agency-guaranteed ARM securities during the third quarter totaled $511 million in principal amount with a purchased yield of 4.94% while portfolio runoff totaled $411 million. Portfolio leverage (secured borrowings divided by long-term investment capital) stood at 8.36 to one at the end of the quarter with a total investment portfolio of $7.94 billion, supported by long-term investment capital of $866 million and related borrowings totaling $7.24 billion. Borrowings at quarter-end consisted of $5.83 billion of repurchase arrangements with original maturities of 30 to 90 days at an average rate of 3.24% and $1.41 billion of longer-term repurchase arrangements entered into in prior years with an average rate of 5.01% that mature over the next 11 months. Under the terms of interest rate swap agreements held by Capstead as of September 30, 2008, the Company pays fixed rates of interest averaging 3.44% on notional amounts totaling $1.90 billion with an average maturity of 16 months. Variable payments based on one- and three-month London Interbank Offer Rate (LIBOR) received by the Company under these agreements tend to offset interest owed on a like amount of the Company’s 30-day borrowings. At quarter-end, the Company had borrowings with 17 repurchase agreement counterparties.
Third Quarter Common Equity Issuances
     During the third quarter of 2008 Capstead raised $25.2 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 2.2 million common shares at an average price of $11.72 per share under the Company’s continuous offering program. These issuances were accretive to book value during the quarter by $0.05 per common share. Subsequent to quarter-end, the Company further increased its common equity capital by $5.6 million, after expenses, through the issuance of 555,000 common shares at an average sales price of $10.08 per share under the continuous offering program. The Company may raise more capital in future periods, subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news. The accompanying September 30, 2008 financial statements and related disclosures do not reflect the effects of shares issued subsequent to quarter-end.
Book Value per Common Share
     As of September 30, 2008, Capstead’s book value per common share was $10.02, a decline of $0.40 from June 30, 2008 and an increase of $0.77 from December 31, 2007. The following table progresses book value per common share during 2008:

				Nine Months
	Quarter Ended			Ended
	March 31	June 30	September 30	September 30

Book value per common share, beginning of period	$9.25	$9.40	$10.42	$9.25
Accretion attributed to capital transactions	0.95	0.35	0.05	1.27
Dividend distributions in excess of earnings	(0.02)	(0.02)	(0.04)	(0.08)
Accumulated other comprehensive income items:
Change in value of mortgage securities	(0.18)	0.20	(0.40)	(0.37)
Change in value of interest rate swap agreements held as cash flow hedges	(0.55)	0.49	(0.01)	(0.01)
Termination of cash flow hedge	(0.05)	—	—	(0.04)

Book value per common share, end of period	$9.40	$10.42	$10.02	$10.02

     With the deterioration of global credit market conditions late in the third quarter, the fair value of Capstead’s mortgage investments declined by quarter-end as yields on agency-guaranteed mortgage securities widened relative to benchmark interest rate swap yields. This trend of wider spreads has continued into the fourth quarter. Nearly all of the Company’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by credit market conditions, including changes in interest rates and the availability of financing at reasonable rates and leverage levels (i.e., credit market liquidity). The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed residential mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans that have interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency mortgage securities and/or fixed-rate mortgage securities of any type, which generally results in a more stable book value per common share.
Management Remarks
     Commenting on current results and market conditions, Andrew F. Jacobs, President and Chief Executive Officer said, “Given the extent of the deterioration of the global credit markets since the middle of September, we are pleased with the overall performance of our investment portfolio and our third quarter operating results. That said, borrowing costs on $3.9 billion of our borrowings not hedged through the use of interest rate swap agreements or longer term repurchase arrangements may be higher during the fourth quarter as 30-day LIBOR interest rates remain high, reflecting the continuation of stressed credit market conditions. While we are hopeful that the coordinated efforts by the world central banks to inject liquidity into the global credit markets will be successful in alleviating market stresses, it remains unclear when these efforts will lead to a meaningful improvement. As a result, we will not be providing our usual forward-looking projection of portfolio yields and borrowing rates at this time.
     “During the third quarter we maintained our portfolio leverage at the lower end of our traditional range of eight to twelve times our long-term investment capital and maintained higher than usual cash balances, which has provided us with financial flexibility to address challenging credit market conditions. Given the high degree of uncertainty in the credit markets today, we continue to believe it is appropriate to maintain our leverage near the lower end of our targeted range and intend, at least temporarily, to curtail replacing portfolio runoff in the coming months.
     “We remain confident that our core investment strategy of conservatively managing a leveraged portfolio of agency-guaranteed residential ARM securities can produce attractive risk-adjusted returns over the long term while reducing but not eliminating sensitivity to changes in interest rates.”

Earnings Conference Call Details
     An earnings conference call and live webcast will be hosted Friday, October 24, 2008 at 11:00 a.m. EDT. The conference call may be accessed by dialing toll free (877) 407-0778 in the U.S. and Canada or (201) 689-8565 for international callers. A replay of the call can be accessed by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 296893. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. Prior to the call a related presentation will be filed with the Securities and Exchange Commission and posted to the Company’s website.
About Capstead
     Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk that has been enhanced by the recent conservatorship of Fannie Mae and Freddie Mac by the federal government.
Forward-looking Statements
This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2008	December 31, 2007
	(unaudited)

Assets
Mortgage securities and similar investments ($7.7 billion pledged under repurchase arrangements)	$7,936,112	$7,108,719
Investments in unconsolidated affiliates	3,117	3,117
Interest rate swap agreements at fair value	5,202	—
Receivables and other assets	108,502	90,437
Cash and cash equivalents	137,475	6,653

	$8,190,408	$7,208,926

Liabilities
Repurchase arrangements and similar borrowings	$7,242,848	$6,500,362
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	8,867	2,384
Common stock dividend payable	32,024	9,786
Accounts payable and accrued expenses	37,171	32,382

	7,424,005	6,648,009

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 197 and 202 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively ($3,232 aggregate liquidation preference)	2,755	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at September 30, 2008 and December 31, 2007 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 250,000 shares authorized:
58,226 and 40,819 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	582	408
Paid-in capital	932,113	702,170
Accumulated deficit	(358,155)	(358,155)
Accumulated other comprehensive income	12,403	36,961

	766,403	560,917

	$8,190,408	$7,208,926

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of related investments in statutory trusts) (unaudited)	$866,381	$660,895

Book value per common share (calculated assuming liquidation preferences for the Series A and B preferred shares and excluding the benefit of accretion from common shares issued subsequent to quarter-end) (unaudited)	$10.02	$9.25

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Mortgage securities and similar investments:
Interest income	$99,205	$74,949	$302,888	$222,886
Interest expense	(60,032)	(66,478)	(184,357)	(197,174)

	39,173	8,471	118,531	25,712

Other revenue (expense):
Loss from portfolio restructuring	—	(8,276)	(1,408)	(8,276)
Other revenue	301	274	1,871	1,382
Interest expense on unsecured borrowings	(2,186)	(2,186)	(6,560)	(6,560)
Incentive compensation	(300)	—	(4,820)	—
Other operating expense	(2,306)	(1,678)	(6,187)	(4,891)

	(4,491)	(11,866)	(17,104)	(18,345)

Income (loss) before equity in earnings of unconsolidated affiliates	34,682	(3,395)	101,427	7,367

Equity in earnings of unconsolidated affiliates	64	247	194	1,486

Net income (loss)	$34,746	$(3,148)	$101,621	$8,853

Net income available (loss attributable) to common stockholders:
Net income	$34,746	$(3,148)	$101,621	$8,853
Less cash dividends paid on preferred stock	(5,062)	(5,064)	(15,189)	(15,192)

	$29,684	$(8,212)	$86,432	$(6,339)

Net income (loss) per common share:
Basic	$0.53	$(0.43)	$1.66	$(0.33)
Diluted	0.52	(0.43)	1.64	(0.33)

Weighted average common shares outstanding:
Basic	56,318	19,108	51,991	19,017
Diluted	66,352	19,108	62,137	19,017

Cash dividends declared per share:
Common	$0.550	$0.040	$1.660	$0.100
Series A Preferred	0.400	0.400	1.200	1.200
Series B Preferred	0.315	0.315	0.945	0.945

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands, unaudited)

	September 30, 2008					December 31, 2007
					Unrealized	Unrealized
	Principal		Basis/Notional	Market	Gains	Gains
	Balance	Premiums	Amount	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$234	$1	$235	$256	$21	$23
Current-reset ARMs	4,095,488	47,566	4,143,054	4,137,908	(5,146)	10,515
Longer-to-reset ARMs	3,236,465	50,698	3,287,163	3,307,436	20,273	25,142
Ginnie Mae:
Current-reset ARMs	411,779	2,117	413,896	416,635	2,739	3,732

	$7,743,966	$100,382	$7,844,348	$7,862,235	$17,887	$39,412

Interest rate swap positions supporting investments in longer-to-reset ARM securities (c)			$1,900,000	$(3,666)	$(3,849)	$(2,505)

Longer-term borrowings supporting investments in longer-to-reset ARM securities (d)			$1,406,114	$1,414,581	$(8,467)	$(18,029)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $15.4 million and investments in unsecuritized loans with a cost basis of $58.5 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of September 30, 2008 average months-to-roll for current-reset and longer-to-reset ARM securities were four months and 37 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	During the fourth quarter of 2007, the Company began using two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements in lieu of longer-term committed borrowings to effectively lock in financing spreads on investments in longer-to-reset ARM securities. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. At September 30, 2008 these swap positions had an average maturity of 16 months and an average fixed-rate of 3.44%.

In March 2008 a $100 million notional amount swap agreement also designated as a cash flow hedge was terminated for a realized loss of $2.3 million, which is being amortized to earnings over the remaining 15-month term of the derivative. At September 30, 2008 the amortized balance included in Accumulated other comprehensive income for this and certain other terminated hedge relationships totaled $1,635,000.

(d)	Unrealized gains or losses on the Company’s liabilities, such as its longer-term committed borrowings supporting a portion of the Company’s investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. At September 30, 2008 these borrowings, which mature within the next two to 11 months, had an average maturity of seven months and carried an average interest rate of 5.01%.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	3rd Quarter 2008 Average(a)			As of September 30, 2008
				Premiums
	Basis	Yield/Cost	Runoff	(Discounts)	Basis(a)

Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$11,130	6.50%	18%	$29	$10,791
ARMs	7,427,785	4.97	19	98,264	7,430,217
Ginnie Mae ARMs	425,650	5.04	19	2,117	413,896

	7,864,565	4.98	19	100,410	7,854,904

Unsecuritized residential mortgage loans:
Fixed-rate	6,339	6.89	28	(8)	6,020
ARMs	9,391	5.79	18	80	9,256

	15,730	6.23	25	72	15,276
Commercial loans	43,124	9.48	1	(12)	43,221
Collateral for structured financings	4,851	7.82	16	78	4,824

	7,928,270	5.00	19	$100,548	7,918,225

Borrowings based on:
30-day to 90-day interest rates	5,700,863	2.80			5,831,910
Greater than 90-day interest rates	1,487,310	5.01			1,406,114
Commercial loan financing	3,116	6.93			—
Structured financings	4,851	7.82			4,824

	7,196,140	3.26			7,242,848

Capital employed/ financing spread	$732,130	1.74			$675,377

Return on assets		1.97

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.